EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Sierra Monitor Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-18241) on Form S-8 of Sierra Monitor Corporation of our report dated February 16, 2005, except for Note 9, as to which the date is March 16, 2005, relating to the balance sheet of Sierra Monitor Corporation as of December 31, 2004, and the related statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2004, which report appears in the December 31, 2004, annual report on Form 10-KSB/A, Amendment No. 2 of Sierra Monitor Corporation.

/s/ Squar, Milner, Reehl & Williamson, LLP

Newport Beach, California
March 6, 2006